As filed with the Securities and Exchange Commission on March 23, 2006

Registration Nos. 333-100142 and 333-100142-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CHELSEA PROPERTY GROUP, INC.	CPG PARTNERS, L.P.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Maryland	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

22-3251332	22-3258100
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

105 Eisenhower Parkway; Roseland, New Jersey 07068; (973) 228-6111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Barkley, Esq.
Simon Property Group
National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Worrell, Esq.
Baker & Daniels LLP
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-1110

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

On September 27, 2002, Chelsea Property Group, Inc., a Maryland corporation (“Chelsea”), and CPG Partners, L.P., a Delaware limited partnership (“CPG”), filed a Registration Statement on Form S-3 (Registration Nos. 333-100142 and
333-100142-01) (as subsequently amended prior to the date hereof, the “Registration Statement”), which registered an aggregate of $800,000,000 of shares of common stock, preferred stock and preferred stock represented by depository shares of Chelsea and $800,000,000 of unsecured nonconvertible debt securities of CPG. On October 14, 2004, Simon Property Group, Inc. (“Simon”) acquired Chelsea pursuant to an Agreement and Plan of Merger, dated as of June 20, 2004, by and among Simon, Simon Property Group, L.P., Simon Acquisition I, LLC (“Merger Sub”), Simon Acquisition II, LLC, Chelsea and CPG (the “Merger Agreement”). As a result, Merger Sub was merged with and into Chelsea, with Chelsea as the surviving entity and a wholly-owned subsidiary of Simon (the “Merger”). Subsequent to the Merger, on October 14, 2004, Chelsea filed a certification and notice of termination of registration on Form 15 with respect to its common stock and cumulative redeemable preferred stock, and on October 19, 2004, Chelsea filed a notification on Form 25 of the removal from listing and registration of its common stock. On March 6, 2006, CPG filed a certification and notice of termination of registration on Form 15 with respect to its six outstanding series of notes that were issued in exchange offerings registered under the Securities Act of 1933, as amended.

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to deregister and remove from registration such portion of the $1,600,000,000 of securities previously registered on the Registration Statement that have not been sold as of the date hereof. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of Chelsea and CPG certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 15, 2006.

CPG PARTNERS, L.P.,
by Chelsea Property Group, Inc. as
General partner

and

CHELSEA PROPERTY GROUP, INC.

By:	/s/ Leslie T. Chao
Leslie T. Chao, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, to execute in the name and on behalf of such person this Post-Effective Amendment No. 1 to the Registration Statement, any subsequent amendment to the Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Post-Effective Amendment No. 1 to the Registration Statement as Chelsea and CPG deem appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in their respective capacities and on March 15, 2006.

Signature	Title

/s/ Leslie T. Chao	Chief Executive Officer
Leslie T. Chao

Director
David Bloom

/s/ David Simon	Director
David Simon

/s/ Richard S. Sokolov	Director
Richard S. Sokolov

/s/ Michael J. Clarke	President and Chief Financial Officer
Michael J. Clarke	(Principal Financial Officer)

/s/ Sharon M. Vuskalns	Vice President and Controller
Sharon M. Vuskalns	(Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

24	Power of Attorney (included on the Signature Page).